POTLATCHDELTIC CORPORATION

ANNUAL INCENTIVE PLAN

Amended and Restated Effective January 1, 2019

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POTLATCHDELTIC CORPORATION

ANNUAL INCENTIVE PLAN

Amended and Restated Effective January 1, 2019

1.	ESTABLISHMENT AND PURPOSE
(a)

The Potlatch Corporation Annual Incentive Plan (the “Plan”) was originally adopted effective January 1, 2009.  The Plan was most recently restated effective January 1, 2014.  This restatement incorporates additional changes to the Plan since the 2014 restatement and reflects the Company’s name change to PotlatchDeltic Corporation.  This restatement of the Plan is effective January 1, 2019 and governs Awards made on or after that date.

The Plan is intended to provide meaningful financial rewards to those employees of the Company and its subsidiaries who are in a position to contribute to the Company’s and its subsidiaries’ achievement of significant improvements in profit performance and growth.

(b)	The Plan is intended to comply with the requirements of Section 409A, to the extent applicable.
2.	DEFINITIONS
(a)	“Actual Funded Bonus Pool” has the meaning set forth in Section 6(b).
(b)

“Affiliate” means any other entity which would be treated as a single employer with the Company under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulation Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(c)	“Award” means an award under the Plan.
(d)	“Award Year” means a Year with respect to which Awards are made.
(e)

“Beneficiary” means the person or persons who become entitled to receive payment as a result of the death of a Participant. The Participant may designate a beneficiary under the Plan in a form provided by the Committee.

(f)	“Board of Directors” or “Board” means the Board of Directors of the Company.
(g)

“Cause” means dishonesty, fraud, serious, or willful misconduct, conduct prohibited by law (except minor violations), or the Eligible Employee’s material breach of any of his or her obligations regarding noncompetition, nonsolicitation or the protection of confidential or proprietary information and trade secrets, as those obligations are set forth in any written agreement executed between the Employee and the

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Company, in each case as determined by the CEO or, for participating Officers and individuals who are subject to Section 16 of the Exchange Act, by the Committee.
(h)	“CEO” means the Chief Executive Officer of the Company.
(i)

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company, means the occurrence of any of the following events:

(i)	The consummation of a merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination,
(A)

all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries),

(B)

no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, or

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(C)

at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement providing for, or of the action of the Board to approve, such Business Combination; or

(ii)

Individuals who, as of May 9, 2018 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Company subsequent to May 9, 2018 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors of the Company, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board; or

(iii)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either:
(A)	the then Outstanding Common Stock, or

(B)the combined voting power of the Outstanding Voting Securities,

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(1)	any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company;
(2)	any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company; and
(3)

any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (i) of this definition; or

(iv)	The consummation of the sale, lease or exchange of all or substantially all of the assets of the Company.
(j)	“Code” means the Internal Revenue Code of 1986, as amended.

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(k)	“Committee” means the committee which shall administer the Plan in accordance with Section 3.
(l)	“Company” means PotlatchDeltic Corporation, a Delaware corporation.
(m)

“Corporate Performance Modifier” means a modifier percentage amount based on the Company’s performance during the Award Year against an increase in funds from operations equal to net income plus non-cash charges for depletion, depreciation and amortization and the cost basis in real property sold (“FFO”).  The Committee shall determine the FFO target, in writing, at the beginning of the Award Year based on the Company’s internal financial plan and forecasts and a review of industry and stockholder expectations.  Performance against the FFO target shall determine the Corporate Performance Modifier as follows:

Performance	Corporate Performance Modifier
Superior	200%
Target	100%
Threshold	25%
Below Threshold	0%

For performance that is intermediate between Threshold Performance and Target Performance, or intermediate between Target Performance and Superior Performance, the Corporate Performance Modifier shall be interpolated consistent with the foregoing percentages.

“Superior Performance” shall be defined as FFO equal to 126.7% or higher of the FFO target, “Target Performance” shall be defined as FFO equal to 100% of the FFO target, “Threshold Performance” shall be defined as FFO equal to 80% of the FFO target, and “Below Threshold Performance” shall be defined as FFO below 80% of the FFO target.

(n)

“Disability” means an Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, in each case as determined by the Vice President, Human Resources, of the Company or, for any such participating Officer or individual who is subject to Section 16 of the Exchange Act, the Committee, whose determination shall be conclusive and binding.

(o)	“Employee” means a full-time salaried employee (including any Officer) of the Company or any of its subsidiaries.
(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)	“Guidelines” means the PotlatchDeltic Corporation Officer Stock Ownership Guidelines.

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(r)	“Officer” means any Employee who is an elected officer of the Company or any of its subsidiaries and who is the chief manager of an Organization Unit.
(s)	“Organization Unit” means a major organizational component or profit center of the Company or any of its subsidiaries as determined under Section 4.
(t)

“Participant” means any Officer and any Employee actively employed by the Company or any of its subsidiaries during an Award Year in an Organization Unit in a position designated as a participating position under Section 4.

(u)	“Plan” means this PotlatchDeltic Corporation Annual Incentive Plan.
(v)	“Section 409A” means Section 409A of the Code, including regulations and guidance promulgated thereunder.
(w)	“Section 409A Change in Control” has the meaning set forth in Section 17.
(x)

“Separates from Service” means termination of a Participant’s service as an Employee consistent with the requirements of Section 409A.  For purposes of the Plan, “Separation from Service” generally means termination of a Participant’s employment as a common-law Employee of the Company and each Affiliate.

(y)	“Special Awards Fund” has the meaning set forth in Section 10(a).
(z)	“Target Bonus” has the meaning set forth in Section 6(a).
(aa)	“Target Bonus Pool” has the meaning set forth in Section 6(a).
(bb)	“Year” means the calendar year.
3.	ADMINISTRATION OF THE PLAN
(a)

The Plan shall be administered by the Executive Compensation and Personnel Policies Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors, which shall consist of at least three (3) members of the Board of Directors.  No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.

(b)

In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, and to take any and all necessary action in connection therewith.  The Committee’s interpretation and construction of the Plan and its determination of eligibility for and the amount of any Award hereunder shall be conclusive and binding on all persons.

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4.	ELIGIBILITY AND PARTICIPATION

Officers and individuals who are subject to the Section 16 of the Exchange Act shall not participate in the Plan, except to the extent determined by the Committee for an Award Year.  The CEO or, for eligible Officers and any eligible individual who is subject to Section 16 of the Exchange Act, the Committee shall designate the Organization Units and the CEO shall designate such other Employees who will participate in the Plan for an Award Year.  A Participant who becomes subject to a Disability or dies during an Award Year shall be considered a Participant for the period during the Award Year the Participant was actively at work.  A Participant who (a) is granted an authorized leave of absence during an Award Year shall be considered a Participant for the period of authorized leave of absence not exceeding six (6) months, or (b) retires during an Award Year shall be considered a Participant for the period during the Award Year the Participant was actively at work.

5.	AWARDS

Awards shall be determined in accordance with Sections 6, 7 and 8 and announced to Participants by March 1 following the close of the Award Year and, unless deferred in accordance with the terms of the PotlatchDeltic Corporation Management Deferred Compensation Plan, shall be paid no later than March 15 following the close of the Award Year.

6.	DETERMINING THE ACTUAL FUNDED BONUS POOL

The total amount of Awards made to all Participants with respect to any Award Year shall be determined pursuant to this Section 6.

(a)

The Target Bonus Pool for an Award Year shall be the sum of the Target Bonuses for all Participants for the Award Year.  A Participant’s “Target Bonus” shall be an amount equal to a percentage of the Participant’s base salary, based on the position to which the Participant is assigned, as determined by the CEO or, for participating Officers and individuals who are subject to Section 16 of the Exchange Act, by the Committee.  If a Participant does not qualify as a Participant for the entire period of an Award Year, the Target Bonus will be prorated to reflect the portion of the Award Year that the Employee was a Participant. If a Participant is in more than one bonus-eligible salary grade during an Award Year, the total Target Bonus in that Award Year will be the sum of the Target Bonuses applicable to each position in each Organization Unit.

(b)

The “Actual Funded Bonus Pool” for each Award Year shall equal the product of the Target Bonus Pool for an Award Year and the Corporate Performance Modifier.  The Actual Funded Bonus Pool shall be represented by a bookkeeping entry only and no Employee shall have any vested right therein.

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7.	ALLOCATING THE ACTUAL FUNDED BONUS POOL AMONG ORGANIZATION UNITS

The Actual Funded Bonus Pool for each Award Year shall be allocated among the Organization Units.  In the case of the Organization Unit that includes corporate management Employees (including the CEO), this allocation shall equal one hundred percent (100%) of the Target Bonus Pool that was attributable to the Employees in that Organization Unit.  In the case of Organization Units that include operating division Employees, this allocation shall be based on what portion of the Target Bonus Pool was attributable to the employees in each Organization Unit (twenty-five percent (25%) weight), and on the extent to which the division met its earnings before interest, taxes, depreciation, depletion and amortization (also known as “EBITDDA”) target determined by the CEO and the Committee, as applicable (seventy-five percent (75%) weight).  The resulting allocations may be adjusted up or down at the discretion of the CEO or the Committee, as applicable.

8.	DETERMINING INDIVIDUAL AWARDS

Each Officer shall determine the amount of the Award to each Participant who is assigned to such Officer’s Organization Unit by allocating such Organization Unit’s portion of the Actual Funded Bonus Pool among the Participants employed in such Organization Unit in proportion to the product of the Participant’s Target Bonus and the Participant’s individual performance modifier.  Each Participant’s Award shall be subject to review by and approval of the CEO or, for participating Officers and individuals who are subject to Section 16 of the Exchange Act, the Committee, with the discretion to decrease the individual performance modifier to zero or increase the individual performance modifier up to 200% when approving such Participant’s actual Award.

9.	FORM AND TIME OF PAYMENT OF AWARDS
(a)

All Awards under the Plan shall be paid in cash to all Participants other than those subject to the Guidelines.  For a Participant subject to the Guidelines, the Award shall be paid in a combination of 50% cash and 50% common stock of the Company if the Participant has not incrementally reached the required ownership level at the end of each of his or her first five years under the Guidelines or has not maintained 100% of the applicable guideline amount in subsequent years.  The number of shares of common stock shall be determined by dividing the dollar value of the portion of the Award allocated as stock by the closing price of the Company’s common stock on the date of the Committee meeting at which the Award payments are approved.  Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant.  A Participant whose employment is terminated before the payment of an Award for any reason other than death; Disability; Separation from Service after having attained at least age 65 or having attained at least age 55 and accrued at least 10 years of service with the Company and its Affiliates, as determined by the Committee in its discretion, shall not be entitled to payment of an Award.

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(b)

Upon the death of a Participant, any payment then due to the Participant shall be paid to the Beneficiary in full in cash no later than March 15 following the close of the Award Year. If no designated Beneficiary survives the Participant or the Beneficiary dies before receiving payment, payment shall be made to the estate of the last to die of the Participant or the designated Beneficiary.

(c)

Notwithstanding any other provision of the Plan to the contrary and to the maximum extent allowed by law, Awards paid under the Plan shall be subject to (i) the requirements of the PotlatchDeltic Corporation Incentive Compensation Recovery Policy as it may be amended from time to time, and (ii) any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the CEO or, for participating Officers and individuals who are subject to Section 16 of the Exchange Act, by the Committee to be applicable to a Participant.

10.	SPECIAL AWARDS FUND
(a)

A “Special Awards Fund” shall be established with respect to each Award Year in an amount determined by the Committee but not to exceed ten percent (10%) of the Target Bonus Pool for such Award Year.  The Special Awards Fund shall be represented by a bookkeeping entry only and no Employee of the Company shall have any vested right therein.  The Special Awards Fund shall be in addition to the Actual Funded Bonus Pool.

(b)

Awards may be made in a total amount equal to the Special Awards Fund to those Employees of the Company who are not Participants with respect to such Award Year but who in the judgment of an Officer have made outstanding contributions to the success of the Company.

(c)

After the close of the Award Year, recipients of Awards under the Special Awards Fund shall be selected by the CEO upon the recommendation of an Officer.  The amount of each individual’s Award under the Special Awards Fund shall be determined by the CEO upon the recommendation of an Officer and shall fall within a range set forth in rules adopted by the Committee, expressed as minimum and maximum percentages of annualized salary at the end of the year.  Awards under the Special Awards Fund shall be announced by March 1 following the close of the Award Year.

(d)	Awards under the Special Awards Fund shall be paid in full in cash no later than March 15 following the close of the Award Year.
11.	NO ASSIGNMENT OF INTEREST

The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this Section 11 shall be void.

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12.	EMPLOYMENT RIGHTS

The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Company or limit in any way the right of the Company to terminate such Participant’s employment at any time.

13.	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1 in any Award Year which would adversely affect the calculation of a Participant’s Award or the Participant’s eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later. Notwithstanding the foregoing, no amendment adopted or termination of the Plan following the occurrence of a Change in Control shall be effective if it (a) would reduce a Participant’s Target Bonus for the Award Year in which the Change in Control occurs, (b) would reduce an Award earned and payable to a Participant in respect of the Award Year that ended immediately before the Award Year in which the Change in Control occurs, or (c) would modify the provisions of this sentence.

Notwithstanding the foregoing, the Vice President, Human Resources, of the Company shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Company or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A.

14.	SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns.  Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

15.	CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary, this Section 15 shall apply with respect to the determination of Awards and the payment of Awards following a Change in Control.  In the event that the employment of a Participant terminates following a Change in Control, such Participant shall be guaranteed payment of a prorated Award for the Award Year in which the Change in Control occurs, determined in accordance with Section 8 based on the Participant’s Target Bonus.  A prorated Target Bonus shall be calculated by multiplying the Participant’s Target Bonus for the applicable Award Year by a fraction, the numerator of which is the number of full months in the Award Year completed at the effective time of the Change in Control, and the denominator of which is twelve (12).  With respect to any Award earned but not yet

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paid in respect of the Award Year that ended immediately before the Award Year in which occurs a Change in Control that also is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined under Section 409A (a “Section 409A Change in Control”), each Participant shall be guaranteed payment of his or her Award determined in accordance with Section 8 based on the performance results for the applicable Award Year.  Awards paid pursuant to this Section 15 shall be paid in a lump sum in cash upon the earliest of (a) the time prescribed in Sections 5 and 9, and (b) the date the Participant Separates from Service for any reason other than Cause following the Section 409A Change in Control.  A Participant who Separates from Service due to Cause shall not be entitled to payment of any Award.

16.	CHOICE OF LAW AND VENUE

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.  Employees irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

17.	SECTION 409A

The Plan and payments hereunder are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise.  To the extent Section 409A is applicable to the Plan or any payments under the Plan, it is intended that the Plan and such payments comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.  If a Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan during the six (6)-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Beneficiary) in a lump sum on the first business day after the earlier of the date that is six (6) months following the Participant’s separation from service or the Participant’s death.  Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan so that any payment qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that payments under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to payments under the Plan.

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